EXHIBIT 10.54
[DATE], 2020
To: [NAME]CEO, [REGION/BUSINESS]
From: Timothy P. GraceChief Human Resources Officer
Subject: Special Retention/Transaction Bonus, Equity Awards and Severance Policy
Dear [NAME],
As you know, we consider you a critical member of our team, and this letter is to inform you that Laureate Education, Inc. (the “Company”) would like to offer you the opportunity to participate in a special retention/transaction bonus plan (the “Plan”).
The Plan is designed to encourage your continued employment at the Company through the earlier of the Transaction Date (as defined below) and July 31, 2021, a critical time for the Company (the date hereof through July 31, 2021, the “Retention Period”).
If the Transaction Date occurs prior to the end of the Retention Period, you will be eligible to receive a cash transaction bonus amount of $[•] (the “Transaction Bonus”).
If the Transaction Date does not occur prior to the end of the Retention Period, you will be eligible to receive a cash retention bonus on or following the end of the Retention Period equal to 50% of the Transaction Bonus (the “Retention Bonus” and together with the Transaction Bonus, the “Special Bonuses” and each a “Special Bonus”).
In each case, payment will only be made if all of the eligibility criteria below are satisfied. If you receive the Transaction Bonus, you will not be eligible to receive the Retention Bonus.
“Transaction Date” means the closing of the particular transaction that results in the Company having sold all or substantially all of its interest in or assets of [•].
Eligibility Criteria:
•You are in good standing and actively employed with the Company through the Transaction Date or the last day of the Retention Period, as applicable.
•You have not given notice of your intent to resign from employment on or before the Transaction Date or the last day of the Retention Period, as applicable.
•You sign and return this letter agreement no later than [DATE], 2020.
Payment Date

Subject to your satisfaction of the applicable conditions set forth above, a Special Bonus will be paid to you (i) if the Transaction Bonus, within 30 days of the Transaction Date, or (ii) if the Retention Bonus, as soon as practicable following the first pay period following the last day of the Retention Period, provided that, in either case, the payment shall be made no later than March 15 of the year following the year that a Special Bonus is earned.
Other Terms
The Plan is targeted to critical positions and is confidential in nature. As part of accepting this letter agreement, you also agree to keep the terms of this letter agreement confidential. Should you fail to maintain this confidentiality, the Company may, in its discretion, declare your right to receive payment hereunder as forfeited.
This letter agreement and the Plan shall not be construed to otherwise alter the terms or conditions of your employment by the Company or any of its affiliates. Neither the execution of this letter agreement nor the award of a Special Bonus will be construed as entitling you to continued employment with the Company (or any affiliate of or successor to the Company) or otherwise interfere with the right of the Company (or any affiliate of or successor to the Company) to terminate your service at any time for any reason.
The Special Bonuses are a special incentive payment and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or its affiliates, unless such plan or agreement expressly provides otherwise.
Any amounts payable under this letter agreement shall be less all withholdings and authorized deductions.
This letter agreement shall be construed in accordance with the laws of the State of Maryland without regard to conflicts-of-law principles. This letter agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original.
Equity Awards and Severance Policy
Please see Annex A attached for changes impacting the acceleration of your outstanding and non-forfeited equity awards upon certain terminations of employment prior to and for a limited time following the end of the Company’s exploration of strategic alternatives for its businesses (the “Strategic Alternative Process”) and enhanced severance benefits upon certain terminations of employment prior to and for a limited time following the end of the Strategic Alternative Process or following a change in control of the Company.
Acknowledgement
This letter agreement (including Annex A) contains all of the understandings and representations between the Company and you relating to the Plan, the equity acceleration, the Severance Benefits (as defined in Annex A) and the Pro-Rata Annual Bonus (as defined in Annex A) described herein and supersedes all prior and contemporaneous understandings and representations, both written and oral, with respect thereto; provided, however, that except as expressly set forth in this letter agreement, the Equity Plan (as defined in Annex A), all award agreements made thereunder and the Severance Policy (as defined in Annex A) will continue to apply with full force and effect.

Any payments under this letter agreement (including Annex A) are subject to your execution of an effective and irrevocable general release of claims against the Company, its affiliates, and other specified persons (other than with respect to the compensation and benefits described herein or otherwise owed to you); provided that the release for a Special Bonus will be solely with respect to any claims related to the Special Bonuses.

Please sign in the space provided below to acknowledge your agreement and acceptance of the Plan and the terms of this letter agreement (including Annex A) and return this letter agreement to me no later than [DATE], 2020.
We appreciate all that you do to contribute to our organization’s success! If you have any questions or concerns, please feel free to reach out to me.
Regards,

Timothy P. GraceChief Human Resources Officer

Accepted: __________________________________ Date: ___________________[NAME]

ANNEX A

Capitalized terms that are not defined in the body of the letter or herein are defined under the Definitions section below.

Equity Acceleration

In the event that, either prior to the Determination Date or during the Equity Acceleration Protected Period, your employment is terminated by the Company or its affiliates without Cause or you resign for Modified Good Reason, all your then-outstanding and non-forfeited equity awards (“Covered Awards”) granted under the Equity Plan will vest in full and settle (with performance targets deemed attained) on or within thirty (30) days after the date of your termination of employment. If you remain employed with the Company or its affiliates as of the Determination Date and through the end of the Equity Acceleration Protected Period, the vesting of your Covered Awards will not accelerate as provided in the previous sentence.

All other terms and conditions of your Covered Awards will continue to apply with full force and effect (including with respect to vesting and settlement in the normal course and with respect to any enhanced treatment upon a qualifying termination on or following a Change in Control) in accordance with the Equity Plan and the applicable award agreements made thereunder.

Severance Policy Enhancements

In the event that, either prior to the Determination Date or during the Severance Policy Protected Period, your employment is terminated by the Company or its affiliates without Cause or you resign for Modified Good Reason, you will receive the benefits under the Severance Policy, as provided in Section 2.01 (Change in Control) of the Severance Policy, that you would be eligible to receive if the Company were to terminate your employment for any reason other than Cause, or if you were to terminate your employment for Good Reason, on or at any time during the twelve (12)-month period following a Change in Control (as Cause, Good Reason and Change in Control are defined in the Severance Policy) (such benefits, the “Severance Benefits”).

In addition to the Severance Benefits, you will also receive upon such a termination of employment an amount (the “Pro-Rata Annual Bonus”) equal to your annual target bonus for the year of your termination multiplied by a fraction, the numerator of which is the number of days that have elapsed in the year of your termination from the start of such year through the date of your termination and the denominator of which is three-hundred sixty-five (365).

Finally, you will also receive the Pro-Rata Annual Bonus if the Company terminates your employment for any reason other than Cause, or if you terminate your employment for Good Reason, on or at any time during the twelve (12)-month period following a Change in Control (as Cause, Good Reason and Change in Control are defined in the Severance Policy) whether or not such Change in Control is the Determination Date.

Any right you may have to the Severance Benefits or the Pro-Rata Annual Bonus pursuant to this letter agreement will be subject to the same payment schedule and terms and conditions (including without limitation the execution and non-revocation of a general release of claims) that are set forth for the Severance Benefits in the Severance Policy.
Notwithstanding any other sentence of this letter agreement, you will only be able to receive the Severance Benefits and the Pro-Rata Annual Bonus once.

All other terms and conditions of the Severance Policy will continue to apply with full force and effect, except that Section 2.03(m) of the Severance Policy shall have no effect on this letter agreement. This letter agreement represents an amendment of the Severance Policy as the Severance Policy applies to you and forms a part of the Severance Policy as the Severance Policy applies to you.

Definitions

“Cause” has the meaning that term is given in the Severance Policy.

“Determination Date” means the earlier of (i) the date of consummation of a Change in Control (as defined under the Equity Plan) or (ii) the date the Board of Directors of the Company declares a close to the Strategic Alternative Process.

“Equity Acceleration Protected Period” means the period beginning on the Determination Date and ending on the twelve (12)-month anniversary of the Determination Date.

“Equity Plan” means the Company’s Amended and Restated 2013 Long-Term Incentive Plan.

“Modified Good Reason” means the occurrence of any of the following without your consent: (i) material diminution in your base salary, (ii) as of and following the Determination Date, material diminution in your authority, duties or responsibilities when compared to your authority, duties or responsibilities as of January 27, 2020, or (iii) a relocation by more than fifty (50) miles in the principal location in which you are required to perform services; provided that Modified Good Reason shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Modified Good Reason within ninety (90) days of your knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. You must terminate employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Modified Good Reason.

For the avoidance of doubt, Modified Good Reason under clause (ii) above can only occur after, and not before, the Determination Date.

“Severance Policy” means the Company’s Severance Policy for Executives, as it may be amended from time to time.

“Severance Policy Protected Period” means the period beginning on the Determination Date and ending on the twelve (12)-month anniversary of the Determination Date.